Exhibit 99.1


Inforte Corp. Provides Update on First Quarter 2006, Results Expected To Be In Line With Guidance Excluding Charge for CEO Transition


    CHICAGO, April 4 /PRNewswire-FirstCall/ -- Customer Intelligence consultancy Inforte Corp. (Nasdaq: INFT) today provided an update on first quarter results. Revenue excluding reimbursements (net revenue) is expected to be within the previously announced guidance range of $9 million to $10 million. During the quarter Inforte had an unplanned transition to a new chief executive officer and incurred an expense of approximately $0.5 million associated with this action. The EPS guidance provided in January 2006 of a range of one to five cents did not include the impact of this charge. EPS for the quarter excluding this charge is expected to be within this previously announced guidance range.

Inforte will release full results for the quarter ending March 31, 2006 on April 25, 2006. The Earnings Call will be broadcast live over the Internet on April 25 at 8:30 a.m. Eastern Time at http://www.inforte.com/investor/events/.

If you are unable to participate during the live web cast, the call will be archived on the web site http://www.inforte.com. To access the replay, go to the "Audio Replays" section at http://www.inforte.com/investor/events/. (Minimum Requirements to listen to broadcast: RealPlayer software, downloadable free from http://www.real.com/products/player/index.html and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to webcast.info@thomson.com).


    About Inforte Corp.
    Inforte Corp. increases the competitive strength of its Global 1000 clients by providing them with insight, intelligence and an infrastructure to enable more timely and profitable decision-making. Inforte consultants combine real-world industry, functional and analytical expertise with innovative go-to-market strategies and technology solutions, ensuring that our clients can drive transformational, measurable results in their customer interactions. Inforte is headquartered in Chicago and has offices in Atlanta; Dallas; Delhi, India; Hamburg, Germany; London; Los Angeles; San Francisco; and Washington, D.C. For more information, contact Inforte at 800.340.0200 or visit www.inforte.com.

     CONTACT:  kelly.richards@inforte.com, or call 800.340.0200